EXHIBIT 99.1

.

For Immediate Release

Meridian Bioscience Reports Second Quarter 2017 Operating Results, Declares Regular Cash Dividend, and Reaffirms Fiscal 2017 Guidance

GENERAL HIGHLIGHTS

CINCINNATI, April 27, 2017 (GLOBE NEWSWIRE) -- Meridian Bioscience, Inc. (NASDAQ: VIVO) today:

•	reported fiscal 2017 second quarter and first six months net revenues of $54.1 and $100.9 million, respectively, increases of 6% and 3%, respectively, from the same period of the prior fiscal year;

•	reported second quarter operating income of $14.2 million, a decrease of 6% from the same period of the prior fiscal year;

•	reported six months operating income of $24.3 million, a decrease of 16% from the same period of the prior fiscal year;

•
reported second quarter net earnings of $9.3 million, or $0.22 per diluted share, increases of 2% and 5%, respectively, compared to the fiscal 2016 second quarter.  When compared to the fiscal 2016 second quarter net earnings on a non-GAAP basis, the fiscal 2017 net earnings and net earnings per diluted share each decreased 8%.  This non-GAAP financial measure excluded the effect of fiscal 2016 second quarter costs associated with acquisition activity (see non-GAAP financial measure reconciliation below);

•
reported first six months net earnings of $15.6 million, or $0.37 per diluted share, decreases of 13% and 12%, respectively, compared to the same period of fiscal 2016.  When compared to the first six months of fiscal 2016 on a non-GAAP basis, the year-to-date fiscal 2016 net earnings and net earnings per diluted share decreased 19% and 18%, respectively.  This non-GAAP financial measure excluded the effect of fiscal 2016 first six months costs associated with acquisition activity (see non-GAAP financial measure reconciliation below);

•	declared the regular quarterly cash dividend of $0.125 per share for the second quarter of fiscal 2017 (annual indicated rate of $0.50 per share);

•	reaffirmed fiscal 2017 guidance of per share diluted earnings between $0.64 and $0.69 on net revenues of $193 million to $199 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2017	2016	% Change	2017	2016	% Change
Net Revenues	$54,125	$51,259	6%	$100,934	$98,419	3%
Operating Income	14,186	15,156	-6%	24,271	28,742	-16%
Net Earnings	9,312	9,091	2%	15,591	17,984	-13%
Diluted Earnings per Share	$0.22	$0.21	5%	$0.37	$0.42	-12%
Diluted Earnings per Share
excluding effect of acquisition-
related costs (Q2-16)	$0.22	$0.24	-8%	$0.37	$0.45	-18%

	March 31,
	2017	2016
Cash and Equivalents	$54,745	$48,946
Working Capital	108,896	106,930
Long-term Debt	56,879	59,842
Shareholders' Equity	170,828	169,846
Total Assets	251,902	258,361

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer and Chairman of the Board said, "The second quarter of fiscal 2017 rebounded from the first quarter both in terms of revenues and net earnings performance.  The overall portfolio performed well; however, our Life Science segment was especially strong posting record revenues of $16.4 million and 20% growth over the prior year on a constant currency basis.  Our Diagnostics segment, which has been relatively weak due to increased competition, increased by 2% on a constant currency basis compared to the second quarter of fiscal 2016.  However, when considering sequential quarter-over-quarter improvement, the Diagnostics segment showed a renewing strength.  On a consolidated basis, revenues grew 6% on a constant currency basis over the prior year quarter.

Both business units within our Life Science segment achieved double-digit revenue growth on a constant currency basis over the prior year quarter.  Our immunoassay reagents business had a record quarter, with revenues growing by 25%.  This growth was fueled by sales of Zika biologicals and selected viral proteins and reagents.  Our molecular tools and components business grew nearly 10% on a constant currency basis, driven by qPCR reagents and augmented by revenues from new products serving the next generation sequencing and miRNA research markets.

Within the Diagnostics segment, quarterly revenues for the core diagnostics unit declined 8% on a constant currency basis compared to the prior year; however, as compared to the first quarter of fiscal 2017, both molecular and non-molecular categories improved materially, increasing by nearly 20% sequentially.  We believe that the recent leadership changes and our renewed distribution relationships are having the positive effects we anticipated.    Revenue growth in our respiratory product category of 14%, on a constant currency basis compared to the prior year second quarter, offset declines in other categories. Overall, Meridian's illumigene test revenue declined 2% on a constant currency basis compared to the prior year second quarter; however, excluding the C. difficile test revenue, illumigene revenues increased 6%, driven by growth in tests for Group A Strep, Mycoplasma, HSV, and malaria.  When compared with the first quarter of fiscal 2017, the illumigene category increased by approximately $1.8 million with improvements in most test categories including C. difficile.  Our H.pylori revenues declined 6% on a constant currency basis compared to the prior year quarter as a result of stock-and-block activities in advance of our May 2016 patent expiration in the U.S. However, revenues for this product category improved over the first quarter of fiscal 2017. The competitive landscape presently remains stable for this product category, and we expect flat to low single-digit growth for the year. Our C.difficile business held up better this quarter but still declined 13% over the prior year quarter (vs. 34% in the first quarter compared to the same quarter in 2016.) Foodborne revenues declined 30% compared to the prior year quarter, due in part to the timing of distributor orders, but increased by 14% sequentially.

Magellan Diagnostics revenues were $3.6 million for the quarter and were flat compared to last year (pre-acquisition). For the six months, revenues increased 17% and reflect some lumpiness in distributor and international orders quarter-to-quarter.

Our focus on stabilizing our core diagnostics business in the Americas continues, and we believe we are seeing progress in this area. We are strengthening many areas of the business, including the leadership in our sales and marketing organizations, our distribution relationships around the globe, our investments in new product development, and our promotion of Meridian's game-changing illumigene malaria product.

We are encouraged by this quarter's revenues and net earnings, keeping in mind that the second fiscal quarter is historically our strongest quarter of the year given our broad portfolio of respiratory products. We look forward to reporting more progress on our growth initiatives in our third quarter earnings release.

Finally, some comments are appropriate regarding our opportunities relating to Meridian's illumigene menu expansion for insect vector diseases, including malaria.  As much of this week is dedicated to the elimination of malaria around the world, with key events held in New York City and Vienna, Austria, we are very encouraged that the Meridian illumigene malaria test is being recognized as the first significant innovation in the last fifteen years in detecting these parasites.  We have seen rapid clinical lab acceptance of the test in Europe as "travelers" require highly sensitive testing and we are working diligently to have illumigene malaria adopted in the endemic regions of the world as a highly accurate enhancement of current control and treatment procedures."

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.125 per share for the second quarter ended March 31, 2017.  The dividend is of record May 8, 2017 and payable May 18, 2017.  Guided by the Company's policy of setting a payout ratio of between 75% and 85% of each fiscal year's expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including any acquisitions.

FISCAL 2017 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2017, management expects net revenues to be in the range of $193 million to $199 million and per share diluted earnings to be between $0.64 and $0.69.  The per share estimates assume an increase in average diluted shares outstanding from approximately 42.4 million at fiscal 2016 year end to approximately 42.6 million at fiscal 2017 year end.  The revenue and earnings guidance provided in this press release is derived from expected internal growth and does not include the impact of any acquisitions the Company may complete during fiscal 2017.

FINANCIAL CONDITION

The Company's financial condition remains sound.  At March 31, 2017, current assets were $128.8 million compared to current liabilities of $19.9 million, resulting in working capital of $108.9 million and a current ratio of 6.5 Cash and equivalents were $54.7 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company's bank-debt obligations, all of which relate to the 2016 acquisition of Magellan, totaled $56.9 million as of March 31, 2017.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2017 and fiscal 2016.

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net revenues	$54,125	$51,259	$100,934	$98,419
Cost of sales	20,594	17,687	37,953	33,264
Gross profit	33,531	33,572	62,981	65,155

Operating expenses
Research and development	3,907	3,129	7,312	6,510
Selling and marketing	8,012	7,210	15,526	13,653
General and administrative	7,426	6,875	15,872	14,769
Acquisition-related costs	-	1,202	-	1,481
Total operating expenses	19,345	18,416	38,710	36,413

Operating income	14,186	15,156	24,271	28,742
Other income (expense), net	4	(364)	(422)	(251)
Earnings before income taxes	14,190	14,792	23,849	28,491
Income tax provision	4,878	5,701	8,258	10,507
Net earnings	$9,312	$9,091	$15,591	$17,984

Net earnings per basic common share	$0.22	$0.22	$0.37	$0.43
Basic common shares outstanding	42,202	42,053	42,177	41,984

Net earnings per diluted common share	$0.22	$0.21	$0.37	$0.42
Diluted common shares outstanding	42,568	42,425	42,539	42,360

The following table sets forth the unaudited segment data for the interim periods in fiscal 2017 and fiscal 2016 (in thousands).

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net revenues
Diagnostics	$37,772	$37,354	$71,580	$72,655
Life Science	16,353	13,905	29,354	25,764
	$54,125	$51,259	$100,934	$98,419
Operating Income
Diagnostics	$9,595	$11,196	$16,238	$21,526
Life Science	4,571	4,154	7,838	7,390
Eliminations	20	(194)	195	(174)
	$14,186	$15,156	$24,271	$28,742

NON-GAAP FINANCIAL MEASURES
In this press release, we have provided information on net earnings, basic earnings per share and diluted earnings per share excluding the effect on the fiscal 2016 periods of costs associated with acquisition activity.  We believe this information is useful to an investor in evaluating our performance because:
1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of non-routine costs related to acquisition activity; and
2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effects of the acquisition activity noted above, in the tables below for the three and six month periods ended March 31, 2017 and 2016.

	Three Months			Six Months
	Ended March 31,			Ended March 31,
	2017	2016		2017	2016
Net Earnings -
U.S. GAAP basis	$9,312	$9,091		$15,591	$17,984
Acquisition-related costs	-	1,000		-	1,233
Adjusted Earnings	$9,312	$10,091		$15,591	$19,217

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.22	$0.22		$0.37	$0.43
Acquisition-related costs	-	0.02		-	0.03
Adjusted Basic EPS	$0.22	$0.24		$0.37	$0.46

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.22	$0.21		$0.37	$0.42
Acquisition-related costs	-	0.02		-	0.03
Adjusted Diluted EPS	$0.22	$0.24	*	$0.37	$0.45

*	Does not sum to total due to rounding.

FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings and revenue, are forward-looking statements.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Specifically, Meridian's forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events and operating performance.  Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition, and its ability to effectively sell such products.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property.  Meridian relies on proprietary, patented and licensed technologies. As such, the Company's ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process.  The international scope of Meridian's operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian's ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof, and any similar initiatives in other countries on its results of operations.  Efforts to reduce the U.S. federal deficit, breaches of Meridian's information technology systems and natural disasters and other events could have a materially adverse effect on Meridian's results of operations and revenues.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K, and other periodic filings with the Securities and Exchange Commission contain a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors and not place undue reliance on our forward-looking statements.

About Meridian Bioscience, Inc.
Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, rare reagents, specialty biologicals and components. Utilizing a variety of methods, our diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as infections and lead poisoning. Meridian's diagnostic products are used outside of the human body and require little or no special equipment. The Company's diagnostic products are designed to enhance patient well-being while reducing the total outcome costs of health care. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, and blood lead level testing. In addition, Meridian is a supplier of rare reagents, specialty biologicals and components used by organizations in the life science and agri-bio industries engaged in research. Its products are also used by companies as components in the manufacture of diagnostics. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and agri-bio companies in more than 70 countries around the world. The Company's shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.
.
Contact:
John A. Kraeutler
Chairman, Chief Executive Officer
Meridian Bioscience, Inc.
Phone:  513.271.3700
Email: mbi@meridianbioscience.com

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